Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

5.5% SERIES B PERPETUAL CONVERTIBLE PREFERRED STOCK

OF

API GROUP CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware)

APi Group Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101 et seq. (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.  That pursuant to Section 151 of the DGCL and the authority expressly granted to the Board of Directors of the Company by the certificate of incorporation of the Company, as the same has been amended or amended and restated from time to time from time to time, the Board of Directors of the Company, by resolution, duly adopted, authorized the issuance of a series of Preferred Stock of the Company designated as 5.5% Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and established the voting rights, if any, powers, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the Series B Preferred Stock, and on December 30, 2021, filed a Certificate of Designation of 5.5% Series B Perpetual Convertible Preferred Stock of the Company with the Secretary of State of the State of Delaware (the “COD”).

2.  That no shares of Series B Preferred Stock are outstanding, and no shares thereof will be issued pursuant to the COD.

3.  That the Board of Directors of the Company has duly adopted the following resolutions:

“RESOLVED, FURTHER, that following the conversion of the 800,000 shares of Series B Preferred Stock pursuant to the COD, none of the authorized shares of Series B Preferred Stock will be outstanding and none will be issued subject to the COD; and be it

RESOLVED, FURTHER, that the elimination of all matters set forth in the COD with respect to the Series B Preferred Stock from the certificate of incorporation of the Corporation pursuant to Section 151(g) of the DGCL following the conversion of the 800,000 shares of Series B Preferred Stock pursuant to the COD be, and hereby is, authorized, approved and adopted; and be it

RESOLVED, FURTHER, that the Authorized Officers be, and each hereby is, authorized, empowered and directed, for, in the name of and on behalf of the Company, to file a certificate of elimination with the Secretary of State of the State of Delaware setting forth a copy of these resolutions and eliminating all matters set forth in the COD from the certificate of incorporation of the Company pursuant to Section 151(g) of the DGCL; and be it”

4.  That all matters set forth in the COD with respect to the Series B Preferred Stock be, and hereby are, eliminated from the certificate of incorporation of the Company, as the same has been amended or amended and restated from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Company has caused this Certificate of Elimination of the 5.5% Series B Perpetual Convertible Preferred Stock of APi Group Corporation to be executed on this the 5th day of March, 2024.

API GROUP CORPORATION

/s/ Louis Lambert
Name: Louis Lambert
Title: Secretary